UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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ROYAL BODYCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL BODYCARE, INC.

2301 Crown Court

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 7, 2005

NOTICE is hereby given that the annual meeting of shareholders of ROYAL BODYCARE, INC. (the “Company”) will be held on June 7, 2005, at 9:30 a.m., local time, at the Company’s offices located at 2301 Crown Court, Irving, Texas 75038 for the following purposes:

(1) To elect seven persons to serve as directors of the Company for a term expiring at the annual meeting of shareholders in 2006;

(2) To vote on a proposal to ratify the appointment of Grant Thornton LLP, independent registered accounting firm, as independent auditors for the Company for the year ending December 31, 2005; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 4, 2005 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of those shareholders may be viewed at the Company’s offices at 2301 Crown Court, Irving, Texas, 75038, for ten days before the meeting.

Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. If you plan to attend the meeting, please remember to bring photo identification with you.

By Order of the Board of Directors,

Steven E. Brown

Secretary

Irving, Texas

April 29, 2005

ROYAL BODYCARE, INC.

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 7, 2005

This Proxy Statement, and the enclosed proxy form, are furnished on or about April 29, 2005, to shareholders of Royal BodyCare, Inc., a Nevada corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held June 7, 2005 (the “Annual Meeting”), or any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked. Such proxies may be revoked as hereinafter set forth, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors and for the ratification of the appointment of Grant Thornton LLP, registered public accounting firm, as independent auditors for the Company for the year ending December 31, 2005.

RECORD DATE AND OUTSTANDING CAPITAL STOCK

The record date for shareholders entitled to vote at the Annual Meeting is April 4, 2005. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting. At the close of business on that date, there were 20,056,294 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) outstanding.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the record date.

SOLICITATION OF PROXIES

The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone, and electronic transmission by the Company’s directors, officers, and employees. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for the corresponding reasonable out-of-pocket expenses.

ACTION TO BE TAKEN AT THE MEETING

Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company, and (ii) for the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005.

Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business to be presented for consideration at the meeting.

REVOCATION OF PROXIES

A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by (i) sending in another proxy with a later date, (ii) giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked, or (iii) voting in person at the Annual Meeting.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The seven nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.

The Company’s Bylaws provide that the vote required to approve matters other than the election of directors is the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting at which a quorum is present. Abstentions may be specified on all proposals except the election of directors. Under applicable law and the Company’s Bylaws, abstentions and shares represented by broker non-votes or other limited proxies for a particular proposal will be counted as present for purposes of determining the existence of a quorum at the meeting but will be excluded entirely from the voting tabulation for that proposal. Therefore, abstentions, broker non-votes and other limited proxies will have no effect on the outcome of the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005 or on the outcome of any other matter that may come before the meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 18, 2005, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, the Named Officers (as defined under the caption “Executive Compensation and Other Information — Executive Compensation” below), and all directors and executive officers as a group. The Company believes each such shareholder has sole voting and dispositive power over the shares held, except as otherwise indicated.

Class	Beneficial Owner	Amount		% of Class

Security Ownership of Certain Beneficial Owners

Common	Clinton H. Howard 2301 Crown Court Irving, Texas 75038	10,033,188	(1)	48.6%

Common	Leonid Lapp 2301 Crown Court Irving, Texas 75038	4,000,000		19.9%

Common	Dr. M. G. Robertson 977 Centerville Turnpike Virginia Beach, Virginia 23463	1,000,000		5.0%

Common	My Garden, L.P. 2301 Crown Court Irving, Texas 75038	9,440,139		47.1%

Security Ownership of Management

Common	Clinton H. Howard	10,033,188	(1)	54.7%

Common	Leonid Lapp	4,000,000		20.0%

Common	Wayne R. Holbrook	360,000	(2)	1.8%

Common	Kenneth L. Sabot	240,000	(2)	1.2%

Common	Steven E. Brown	225,000	(2)	1.1%

Common	David H. Brune	6,700	(3)	* %

ALL OFFICERS, DIRECTORS & BENEFICIAL PERSONS AS A GROUP (10 PERSONS)		15,057,888	(4)	69.9%

*	less than 1%

(1)	Includes 575,000 shares that may be acquired by presently exercisable common stock options; includes 9,440,139 shares held by a limited partnership, My Garden, L.P., the general partners of which are The Clinton H. Howard Family Trust and The Katherine M. Howard Family Trust and also includes 8,049 shares owned of record by Mr. Howard’s spouse. Mr. Clinton H. Howard disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest.
(2)	Represents shares that may be acquired by presently exercisable common stock options.
(3)	Includes 2,200 shares owned of record by Mr. Brune’s spouse. Mr. Brune disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(4)	Includes 1,493,000 shares that may be acquired by presently exercisable common stock options and the shares referred to in footnote (1).

I.  ELECTION OF DIRECTORS

Board of Directors

Seven directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than seven persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The Board of Directors has nominated the following seven persons for election as directors: Clinton H. Howard, Steven E. Brown, David H. Brune, J. Ike Guest, Wayne R. Holbrook, Joseph P. Philipp and Kenneth L. Sabot, all of whom are presently directors of the Company.

Information about the current directors of the Company, and the current director nominees, is set forth in the following paragraphs.

Clinton H. Howard, age 76, is the Company’s Chairman of the Board and Chief Executive Officer. He also served as President until the appointment of Wayne R. Holbrook to that position in February 2003. He graduated from Rice University with a BA degree and from Southwestern Medical School with an MA degree, after which he studied graduate business courses at S.M.U. and the University of Dallas and medical arts courses at Johns Hopkins Medical School. Mr. Howard founded American Biomedical Corporation in 1958, and built it into a chain of 40 medical testing laboratories. He took American Biomedical public in 1969. In 1974, American Biomedical was merged with National Health Laboratories, then one of the nation’s largest medical laboratory chains. In 1974, Mr. Howard founded Carrington Laboratories, Inc., originally named Avacare, Inc., a personal care products, direct sales marketing firm. In 1981, he established a research division that isolated an active medicinal compound in aloe vera, acemannan. He then sold the skin care business and converted Carrington to a pharmaceutical company. Mr. Howard retired from Carrington in 1990. The following year he founded Royal BodyCare.

Steven E. Brown, age 49, is a director and also serves as Chief Financial Officer and Vice President—Finance, positions that he has held since joining the Company in May 1994. Mr. Brown was appointed Secretary in September 2003. Prior to joining us, Mr. Brown was the Vice President, Finance and Chief Financial Officer of Carrington Laboratories, Inc. from 1980 through April 1994. Mr. Brown was treasurer of Carrington from 1982 through 1994 and served as a director from 1981 until August 1987. Mr. Brown became a certified public accountant in 1980 and was previously associated with an international accounting firm from 1977 to 1980.

David H. Brune, age 74, was elected to the Board of Directors in September 2003. Since 2001, Mr. Brune has served Of Counsel to the law firm of Boyle and Lowry. From 1989 through 2001, Mr. Brune held the positions of Senior Vice President, Chief Development Officer and Corporate Counsel for succeeding land development companies associated with the Las Colinas development in Irving, Texas. These companies were Cousins Stone LP from 1999 through 2001, Faison-Stone, Inc. from 1993 to 1999 and Las Colinas, Inc. from 1989 to 1992. From 1987 to 1989 Mr. Brune served as Vice Chairman, Chief Development Officer, and General Counsel of Las Colinas Corporation, a subsidiary of Southland Financial Corporation of which he was a Director and Senior Executive Vice President (1979-1989). From 1981 through 1999, Mr. Brune also served as President and Chief Executive Officer of the Dallas County Utility & Reclamation District, a governmental entity associated with the Las Colinas development in Irving, Texas.

J. Ike Guest, age 66, was elected to the Board of Directors in September 2003. Mr. Guest, a certified public accountant, is a shareholder of the accounting firm of Lightfoot Guest Moore & Co., P.C., the accounting firm Mr. Guest joined in 1992. In this capacity, Mr. Guest is responsible for providing audit, consulting, bankruptcy, valuation and litigation support services. Mr. Guest joined this firm after retiring as an audit and client services partner from the international public accounting firm, Deloitte & Touche. During his tenure with these accounting firms, Mr. Guest has planned, directed, and supervised the accounting, auditing and reporting activities for public entities, including several that filed an initial public offering of securities, and entities subject to filing requirements with other regulatory bodies. Mr. Guest became a member of the Board of Directors of the Irving Convention and Visitors Bureau in March 2005 and also served as Chairman of the Greater Irving – Las Colinas Chamber of Commerce for the fiscal year ended March 31, 2004.

Wayne R. Holbrook, age 50, has been a director since March 2003. Mr. Holbrook joined the Company as Vice President — Marketing in November 2001 and was appointed President in February 2003. Prior to joining the Company, Mr. Holbrook served as President of One World Online, Inc., a publicly traded company based in Utah from December 1998 until joining us. Prior to joining One World, Mr. Holbrook served as Executive Vice President of Global Connections, Inc. from January 1996 to December 1998.

Joseph P. Philipp, age 55, was elected to the Board of Directors in June 2004. Since 1993, Mr. Philipp has been the Managing Partner of Insight Consulting, a consulting firm specializing in organizational structure, executive and leadership development and strategic planning. Prior to holding his present position, Mr. Philipp held various Human Resource management positions with several organizations, including Epic Healthcare, American Medical International and LifeMark Corporation. Mr. Philipp earned an M.B.A. from the University of Wisconsin and has served as a Councilman for the city of Irving, Texas since 1996.

Kenneth L. Sabot, age 59, is a director and the Senior Vice President of Operations, positions which he has held since joining the Company in February 1998. Prior to joining the Company, Mr. Sabot was the Vice-President—Operations of To Life! LLC, a start-up network marketing company, from August 1996 until February 1998. Prior to joining To Life, he was employed by Light Force, Inc. from 1981 through January 1996. Mr. Sabot joined Light Force as the Controller in 1981 and served as Chief Operating Officer from 1986 until leaving Light Force in January 1996. Mr. Sabot became a certified public accountant in 1969.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION

OF EACH NOMINEE.

Meetings and Committees of the Board

The Board of Directors held six meetings during 2004. During 2004, each current director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which the respective director served, that were held during the period that each such person has been a director or served on such committee, as the case may be. The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders, although the Company has always encouraged its directors to attend its annual meeting. In 2004, all current directors attended the Company’s annual meeting of shareholders with the exception of Mr. Philipp.

The Board of Directors of the Company has two permanent committees, the Audit Committee and the Compensation Committee. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for election as directors.

Audit Committee–

The Audit Committee Charter adopted by the Board of Directors was attached as Appendix A to the proxy statement for the 2004 annual meeting of shareholders. In accordance with its charter, the Audit Committee’s functions include (i) engaging independent auditors and determining their compensation; (ii) reviewing audit results and the results of interim financial statement reviews with the independent auditors and management; (iii) overseeing the Company’s financial reporting process and internal control systems; (iv) authorizing any non-audit services provided by the independent auditors and the compensation for those services; and (v) initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

The Audit Committee, established in accordance with section 3(a) (58) (A) of the Securities Exchange Act of 1934, consists of two directors, Messrs. Guest (Chair) and Brune. It is the opinion of the Board of Directors that the members of the Audit Committee are each an “independent director” as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors has determined that Mr. Guest meets the definition of a “financial expert” as defined in Item 401(h) of regulation S-K under the Securities Exchange Act of 1934, as amended, by virtue of his 35 years experience as a certified public accountant and having actively supervised the preparation of financial statements for both public and private companies.

The Audit Committee held seven meetings during 2004. All committee members attended all committee meetings.

Compensation Committee–

The Compensation Committee Charter adopted by the Board of Directors was attached as Appendix B to the proxy statement for the 2004 annual meeting of shareholders. In accordance with its charter, the Compensation Committee’s functions include (i) establishing and administering the Company’s officer compensation policies, which function includes setting the CEO’s compensation; (ii) administering the 2003 Stock Incentive Plan; and (iii) overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.

The Compensation Committee consists of three directors, Messrs. Brune (Chair), Guest and Phillip. It is the opinion of the Board of Directors that the members of the Compensation Committee are each an “independent director” as defined by the listing standards of Nasdaq.

The Compensation Committee held nine meetings during 2004. All committee members attended all committee meetings.

Director Nominations–

The Company does not have a standing Nominating Committee. The entire Board of Directors fulfills the role of a Nominating Committee. Because of the Company’s size and the size of its current Board, and because of the practical necessity that a candidate for director must be acceptable to Mr. Howard pursuant to his percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”), the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Howard, rather than by a nominating committee that does not include him. The entire Board of Directors serving as a Nominating Committee currently does not have a charter, nor do all directors meet the independence requirements as defined by the listing standards of Nasdaq. Because the Common Stock is traded on the Over the Counter Bulletin Board, the Company is not subject to the corporate governance standards of any securities exchange or Nasdaq regarding the independence of nominating committee members.

The Board of Directors will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, Royal BodyCare, Inc., 2301 Crown Court, Irving, Texas 75038, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders pursuant to section 14(a) of the Securities Exchange Act of 1934, as amended; and (4) the name and address (business and residence) of the shareholder making the recommendation and the number of shares of Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

Although the Board of Directors has not established formal minimum qualifications for its members, the Board would consider only potential nominees who have experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. Non-management director nominees would generally need to be independent as defined by the listing standards of Nasdaq. Any nominee must be willing to serve for the nominal director’s compensation paid by the Company. In addition, the Board of Directors would evaluate nominees with the goal of maintaining a diversity of background and experience that complements the other directors. Candidates nominated by shareholders would be evaluated in the same manner as the candidates nominated by the Board of Directors. The Company has not received any recommendation for a director nominee from any shareholder.

All director nominees are either executive officers of the Company or persons standing for re-election. The Company does not utilize third parties to identify or evaluate potential director nominees.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of two directors, who are independent directors as defined by the listing standards of Nasdaq. As described above, the Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2004 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (“SAS 61”). The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as currently in effect, and the Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

J. Ike Guest, Chair

David H. Brune

COMPENSATION COMMITTEE REPORT

The Compensation Committee (i) establishes and administers the Company’s officer compensation policies; (ii) administers the 2003 Stock Incentive Plan; and (iii) oversees the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers. The Compensation Committee is composed of three independent directors as defined by the listing standards of Nasdaq. The Compensation committee operates pursuant to a written charter adopted by the Board of Directors.

Executive Compensation Philosophy–

The Company’s officer compensation policy is to provide executive compensation designed to enhance shareholder value, consisting of base salary, a performance bonus and long-term compensation. To this end, the Compensation Committee designs compensation plans and incentives (i) to link the financial interests of the Company’s executive officers to the interests of the shareholders, (ii) to enable the Company to attract highly qualified executives and management talent from within the network marketing and other related industries, (iii) to retain top performers and ensure future management continuity, and (iv) to reward achievement of the Company’s strategic goals and financial targets.

In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. Compensation arrangements are structured to be within the range of salaries paid by competitors of similar size in the network marketing and other relevant industries. Competitors selected for salary comparison purposes may differ from the companies included in the comparative performance indexes in the Performance Graph below.

There are two primary types of compensation provided to the Company’s executive officers:

•	Annual base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions, and a performance bonus intended to link officers’ compensation to the Company’s performance

•	Long-term compensation, which includes stock options intended to encourage actions to maximize shareholder value

Annual Base Salary and Performance Bonus–

Each executive officer of the Company has a minimum base salary established in their respective employment agreement. In establishing these minimum base salaries, the Compensation Committee considered the individual performance and experience of each executive and the executive’s scope of responsibility in relation to other officers within the Company. In selected cases, other relevant factors may also have been considered.

Each executive officer employment agreement also provides for payment of cash performance bonuses based on the Company’s achievement of profitability or earnings performance measures. The employment agreements of Messrs. Howard and Holbrook established performance measures for their respective terms. The employment agreements of Messrs. Brown and Sabot provide for the re-establishment of performance measures on an annual basis. Based on the Company’s performance in 2004, Mr. Howard, Mr. Brown and Mr. Sabot each earned performance bonuses of $5,700.

Long-Term Compensation–

The Compensation Committee is committed to providing long-term incentives in the form of stock option grants for executives that promote the long-term growth of the Company. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and capable executives.

The Compensation Committee grants to executive officers options to purchase shares of Common Stock under the 2003 Stock Incentive Plan. Grants of stock options are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. There were no stock option grants to executive officers during 2004.

Compensation of Chief Executive Officer–

In November 2003, based on the recommendation of the Compensation Committee, the Board authorized management to enter into an employment agreement with Mr. Howard to serve as Chief Executive Officer through December 31, 2008. This recommendation was based on the Compensation Committee’s assessment of Mr. Howard’s past performance and the anticipated future benefits that will accrue to the Company in providing a continued, long-term relationship with its founder. The employment agreement specifies a minimum salary of $285,000, and provides for salary increases and cash performance bonuses if the Company achieves certain earnings targets, as defined. The agreement also provides Mr. Howard, among other things, a fringe benefit program comparable to executives in a comparable position in similarly situated companies. During 2004, Mr. Howard received an annual base salary of $285,000 and an annual performance bonus of $5,700. Mr. Howard was granted no options to purchase Common Stock during 2004. The Executive Compensation table includes additional information regarding the other compensation and benefits paid to Mr. Howard.

Internal Revenue Code Section 162(m)–

Section 162(m) of the Internal Revenue Code, as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Officers. The Committee currently believes that the Company will be able to continue to manage its executive compensation program for Named Officers so as to preserve the related federal income tax deductions.

COMPENSATION COMMITTEE

David. H. Brune, Chair

J. Ike Guest

Joseph P. Philipp

Director Compensation

Under the director compensation plan adopted by the Board, each director receives a quarterly retainer of $300 plus $300 for each Board meeting attended. In addition, non-employee directors receive $150 per hour for time spent performing work related to service on any committee of the Board.

Communication With the Board of Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the independent directors, by sending written communication to the directors c/o the Chairman of the Board, Royal BodyCare, Inc., 2301 Crown Court, Irving, Texas 75038. Any communications to an independent director will be forwarded to that director. As to all other communications, the Chairman, or his designate, will review all such communications to determine which communications will be forwarded to other directors. All communications will be forwarded except those that are related to Company products and services, are solicitations, or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Chairman, or his designate.

With regard to communications received and deemed appropriate for distribution, the Chairman shall maintain and provide copies to the Board of Directors in advance of each of its meetings. With regard to all other communications, the Chairman will indicate to the Board the general nature of these communications, and will hold such communications until each Board meeting to allow for review by any interested director.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table sets forth, as of March 18, 2005, the name, age, and position of each of the executive officers of the Company.

Name	Age	Position

Clinton H. Howard	76	Chairman of the Board, CEO

Wayne R. Holbrook	50	Director, President

Steven E. Brown	49	Director, Chief Financial Officer, Vice President—Finance, Secretary

Kenneth Sabot	59	Director, Senior Vice President—Operations

G. Trevor Scofield	51	Vice President—International Operations

Dennis N. Windsor	45	Vice President—Sales and Marketing

See “Director Nominees” above for business experience information concerning Messrs. Howard Holbrook, Brown and Sabot.

G. Trevor Scofield joined the Company in 1991 as Vice President—Canadian Operations. Mr. Scofield held that position until May 2003, at which time he was promoted to Vice President—International Operations.

Dennis N. Windsor joined the Company as Vice President—Sales and Marketing in March 2003. From 1999 until joining the Company, Mr. Windsor was self-employed offering consulting, training and speaking services to companies in the network marketing industry. From 1998 to 1999, Mr. Windsor served as Senior Vice President—Sales and Marketing for Eventus International, a network marketing company engaged in the distribution of nutritional supplement products. Prior to 1998, Mr. Windsor was associated with several other network marketing companies as either a member of management or as an independent field distributor.

Executive Compensation

The following table sets forth certain information concerning the annual and long-term compensation paid to or for (i) the Company’s Chief Executive Officer, and (ii) those of the Company’s four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 2004 (collectively, the “Named Officers”), for services rendered to the Company during 2004, 2003 and 2002.

		Annual Compensation			Long-Term Compensation
Name/Title	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Clinton H. Howard(3) Chief Executive Officer	2004 2003 2002	$285,000 243,500 264,000	$5,700 -0- -0-	$4,800 37,400 47,100	-0- 700,000 -0-	$3,000 600 -0-

Wayne R. Holbrook(4) President	2004 2003 2002	250,000 220,800 190,900	-0- 4,200 -0-	-0- -0- -0-	-0- 600,000 -0-	2,700 600 -0-

Steven E. Brown Vice President—Finance Chief Financial Officer	2004 2003 2002	189,000 170,000 144,000	5,700 -0- 37,500	-0- -0- -0-	-0- 465,000 -0-	3,000 600 -0-

Kenneth L. Sabot Senior Vice President—Operations	2004 2003 2002	200,000 175,200 173,400	5,700 -0- 8,000	-0- -0- -0-	-0- 480,000 -0-	3,000 600 -0-

Dennis N. Windsor(5) Vice President—Sales and Marketing	2004 2003 2002	180,000 124,100 -0-	-0- -0- -0-	-0- -0- -0-	-0- 300,000 -0-	-0- -0- -0-

(1)	Mr. Howard has use of a company car with an aggregate annual cost of $4,400, $10,000 and $10,000 in 2004, 2003 and 2002, respectively. The Company also pays certain club dues, which amounted to $400, $400 and $1,100 in 2004, 2003 and 2002, respectively. The Company provided a split-dollar life insurance arrangement to Mr. Howard in the face amount of $1,000,000 until November 2003, at which time the related insurance policy was transferred to the Company. The annual premiums for this policy were $36,000 per year. No other Named Officers received any annual compensation not properly categorized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which to the Company for each officer did not exceed the lesser of $50,000, or 10% of the total of annual salary and bonus reported for each such officer.
(2)	Amounts represent compensation earned by each officer for service as a director in accordance with the Company’s director compensation plan
(3)	Mr. Howard also served as President until the appointment of Wayne R. Holbrook to that position in February 2003
(4)	Mr. Holbrook joined the Company in November 2001 as Vice President – Marketing and was appointed President in February 2003
(5)	Mr. Windsor joined the Company in March 2003

Option Grants

There were no options to purchase Common Stock granted in 2004 to the Named Officers.

Stock Option Exercises and Year-End Option Values

The following table presents certain information concerning options exercised during the year ending December 31, 2004 by each of the Named Officers. The table also includes the value of unexercised options held by the Named Officers at December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In- the-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Clinton H. Howard	-0-	-0-	575,000	525,000	$3,500	$10,500
Wayne R. Holbrook	-0-	-0-	240,000	360,000	8,400	12,600
Steven E. Brown	-0-	-0-	235,000	240,000	7,875	8,400
Kenneth L. Sabot	-0-	-0-	250,000	240,000	8,400	8,400
Dennis N. Windsor	-0-	-0-	60,000	240,000	2,100	8,400

(1)	The December 31, 2004 closing market price of $0.18 is used in the calculation to determine the value of unexercised options.

Equity Compensation Plan Information

The following table presents information about shares of Common Stock that may be issued under the Company’s equity compensation plans in effect as of December 31, 2004.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	3,172,000	$.15	228,000
Equity compensation plans not approved by shareholders	435,000	$.70	None

2003 Stock Incentive Plan. In July 1998, the Company’s shareholders adopted the 1998 Stock Option Plan (the “Plan”) and reserved 500,000 shares of Common Stock for issuance under the Plan. Effective September 4, 2003, the Company’s shareholders adopted an amendment and restatement of the Plan in the form of the 2003 Stock Incentive Plan, which is incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K filed September 29, 2003. The purpose of this amendment and restatement was, among other things, to increase the number of shares issuable under the Plan to 3,500,000 shares of Common Stock and to add restricted stock as available for awards under the Plan. The Plan, in both the original form and the amended and restated form, provides for the issuance of both nonqualified and incentive stock options, and permits grants to employees, non-employee directors and consultants of the Company.

Options granted as of December 31, 2004 vest periodically through 2009, expire at various dates through 2013, and were granted at exercise prices that were the market prices or in excess of the market prices of the shares on the dates granted. As of December 31, 2004, there were 228,000 shares of Common Stock available for future grants under the Plan.

Other Stock Options. The Company has granted options to purchase Common Stock to the Company’s Chief Executive Officer, other persons rendering services to the Company and in connection with a financing transaction. The exercise price of each of these options was the market price of the Common Stock at the date of grant.

Employment Contracts and Termination of Employment

And Changes in Control Arrangements

Effective November 20, 2003, the Company entered into an employment agreement with Mr. Howard to serve as its Chief Executive Officer through December 31, 2008. The employment agreement specifies a minimum salary of $285,000, and provides for salary increases and additional cash incentive compensation if the Company achieves certain earnings targets, as defined. If the Company terminates Mr. Howard’s agreement without cause, the Company will be required to pay his salary for the remaining term of the agreement, plus the greater of his salary for the remaining term of the agreement, or two times his salary for the preceding twelve months. If Mr. Howard terminates his employment for certain reasons set forth in the agreement, which reasons include a Change of Control (as defined hereinafter), the Company will be required to pay the greater of his salary for the remaining term of the agreement, or two times his salary for the preceding twelve months. Under the terms of the agreement, upon termination of Mr. Howard’s employment, the Company is obligated to pay Mr. Howard a specified percentage of his salary for an additional five-year period for consulting services. A “Change of Control,” as defined in the agreement, includes (a) the acquisition (other than by Mr. Howard) of 50% or more of our outstanding voting securities by any person or group of persons, (b) a change in the Board of Directors such that the persons who were directors on the date of the agreement (and any new director whose election is approved by Mr. Howard) cease to represent a two-thirds voting majority of the persons on the Board of Directors, (c) a reorganization, merger, or consolidation of the Company if, as a result of this transaction, less than a majority of the combined voting power of the outstanding securities of the surviving entity are held in the aggregate by the holders of the Company’s voting securities prior to this transaction, (d) the shareholders’ approval of the sale of all or substantially all of the Company’s assets, or (e) any other event that the Board of Directors deems to be a change in the control of Company.

In February 2004, the Company entered into employment agreements that became effective as of January 1, 2004 with Messrs. Holbrook, Sabot, Brown and Windsor, which provide minimum salaries of $250,000, $200,000, $189,000 and $180,000, respectively. The initial term of Mr. Holbrook’s agreement is four years. The initial term of each of the other agreements is three years. These agreements provide for additional cash incentive compensation if the Company attains certain performance measures, as defined. Each agreement provides that if the Company terminates the agreement without cause, it will be required to pay the salary due for the remaining term of the agreement, plus one-half of the then-current annual salary. If the employee terminates his employment for certain reasons set forth in the agreement, which reasons include a Change of Control (as defined hereinafter), the Company will be required to pay one-half of the then-current annual salary. A “Change of Control,” as defined in the agreement, includes (a) the acquisition (other than by Mr. Howard) of 50% or more of our outstanding voting securities by any person or group of persons, (b) a reorganization, merger, or consolidation of the Company if, as a result of this transaction, less than a majority of the combined voting power of the outstanding securities of the surviving entity are held in the aggregate by the holders of the Company’s voting securities prior to this transaction, or, the persons who were the Company’s directors immediately prior to this transaction cease to constitute a majority of the Board of Directors of the surviving entity, (c) the shareholders’ approval of the sale of all or substantially all of the Company’s assets, or (d) any other event that the Board of Directors deems to be a change in the control of Company.

Compensation Committee Interlocks and Insider Participation

Only Messrs. Brune, Guest and Philipp have been members of the Compensation Committee, each of whom is an independent director. There are no compensation committee interlocks between the members of the Company’s Compensation Committee and any other entity.

Performance Graph

The following chart compares the return on the Company’s Common Stock with (1) the Nasdaq Market Index and (2) a network marketing peer group consisting of Nature’s Sunshine Products, Inc., Mannatech, Inc., Reliv’ International, Inc., USANA Health Sciences, Inc., and AMS Health Sciences, Inc. (formerly Advantage Marketing Systems, Inc.) (identified as the “Peer Group”) for the period from December 31, 1999 through December 31, 2004. The comparison assumes that $100 was invested on December 31, 1999, and assumes reinvestment of dividends and distributions.

	Royal BodyCare, Inc.	Peer Group	Nasdaq Market Index
12/1999	100.00	100.00	100.00
12/2000	58.00	53.80	62.85
12/2001	20.00	90.73	50.10
12/2002	10.00	113.44	34.95
12/2003	58.57	329.91	52.55
12/2004	25.71	494.63	56.97

Certain Relationships and Related Transactions

Mr. Howard has guaranteed the Company’s obligations with respect to the mortgage loan associated with the acquisition of its corporate headquarters and the debt assumed in connection with the purchase of the assets of a subsidiary of the Company, MPM Medical, Inc. Mr. Howard has also guaranteed certain other borrowings of the Company. The Company has undertaken certain obligations to indemnify Mr. Howard and secure its obligations to him in the event the Company defaults on its loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the forms submitted to the Company, and written representations made by persons required to file these reports, Mr. Philipp filed an initial report on Form 3 on February 15, 2005, which was not timely pursuant to the requirements of Section 16(a), and Mr. Brune failed to timely file on Form 4 the purchase of 800 shares of Common Stock on June 29, 2004.

II.  RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. If the appointment is not ratified by the holders of a majority of the shares of Common Stock present or represented and voted for or against such ratification at the meeting, the Audit Committee will reconsider the appointment.

One or more representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions addressed to them.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR 2005.

Audit Fees and Non-Audit Fees

Audit–

Grant Thornton LLP’s fees for the audit of the annual consolidated financial statements and the reviews of the quarterly interim financial statements were $82,500 and $85,900 for 2004 and 2003, respectively.

Audit-Related Fees–

Grant Thornton LLP performed no audit-related services during 2004. Grant Thornton LLP’s fees for audit-related services during 2003, relating to its consent for the Company’s Registration Statement on Form S-8 covering the 2003 Incentive Stock Plan, and consultations regarding the application of certain accounting pronouncements to the Company’s financial statements, were $6,000.

Tax Fees–

Grant Thornton LLP’s fees for tax compliance, tax advice and tax planning during 2004, relating to preparing and filing the Company’s income tax returns for 2003 were $11,500. Grant Thornton LLP’s fees for tax compliance, tax advice and tax planning during 2003, relating to preparing and filing the Company’s income tax returns for 2002 were $8,900.

All Other Fees–

The Company incurred no fees for other services with Grant Thornton LLP during 2004 or 2003.

Audit Committee Pre-approval Policies and Procedures–

The Audit Committee’s pre-approval policies and procedures require the independent auditor to seek pre-approval by the Audit Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific fee and expense estimates for each such service. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

III.  SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

All suggestions from stockholders are given careful attention. An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders must submit it, in accordance with the SEC’s Rule 14a-8, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before December 30, 2005.

IV.  OTHER MATTERS

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Election of Directors,” “Executive Compensation and Other Information,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Security Ownership of Certain Beneficial Owners,” and “Ratify Appointment of Independent Auditors” shall be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain holders of Company Common Stock who hold Company Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and 2004 Annual Report to Shareholders is being sent to that address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or the Company’s Annual Report to Shareholders, he or she may contact the Company by mail addressed to Secretary, Royal BodyCare, Inc., 2301 Crown Court, Irving, Texas 75038, or by telephone at (972) 893-4000, and the Company will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the Secretary if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of the proxy materials and annual reports, he or she may request householding in the future by contacting the Secretary.

ANNUAL REPORT

The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended December 31, 2004 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Steven E. Brown, Chief Financial Officer, Royal BodyCare, Inc., 2301 Crown Court, Irving, Texas 75038.

By Order of the Board of Directors,

Steven E. Brown

Secretary

April 29, 2005

PROXY

ROYAL BODYCARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Howard and Steven E. Brown and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 4, 2005, at the Annual Meeting of Shareholders to be held at the Company’s offices located at 2301 Crown Court, Irving, Texas 75038, on Tuesday, June 7, 2005 at 9:30 a.m., local time, or at any adjournment or postponement thereof. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company’s 2004 Annual Report to Shareholders is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2

1.	Election of Directors.
☐	FOR ALL NOMINEES	NOMINEES
☐	WITHHOLD	☐ Clinton H. Howard	☐ Wayne R. Holbrook
	AUTHORITY	☐ Steven E. Brown	☐ Joseph P. Philipp
	FOR ALL NOMINEES	☐ David H. Brune	☐ Kenneth L. Sabot
☐	FOR ALL EXCEPT	☐ J. Ike Guest	☐
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

2. The Company’s proposal to ratify the appointment of Grant Thornton LLP, registered public accounting firm, as independent auditors for the Company for the year ending December 31, 2005.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ITEM 2. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign and date this Proxy, and promptly return it to Fidelity Transfer, 1800 South West Temple, Suite 310, Box 53, Salt Lake City, Utah 84115 using the return envelope provided herewith.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Title (if applicable, as described in Note below):

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.